Exhibit 99.2
(Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers)

Matthew McKenzie, President and Chief Operational Officer of CUI and Chief Operational Officer of Waytronx

Matt McKenzie has been working in various functions for CUI for over 10 years, gaining him intimate knowledge of the business, its operations, and its opportunities for growth.  He established, in conjunction with CUI’s senior engineer, one of CUI’s most successful and profitable business divisions and brands:  V-Infinity.   As an internal power product division, V-Infinity offers significant opportunities in the future in partnering with WayCool technology to offer an even more extensive solution set to the market.  Over the past several years, Mr. McKenzie has worked tirelessly to position CUI for growth.  Among many other things he has initiated ISO 9000, a quality management system; provided structure to global logistics, including CUI’s China facilities; and implemented CUI’s ERP system, which allows for more visibility and analysis opportunities than ever in CUI’s history.

Mr. McKenzie brings a background in leadership from a variety of fields, giving him valuable insight into leadership in 21st century.  He also brings an MBA from George Fox University, a program that is diverse and well-connected to the community.